EXHIBIT (3)(a)(i)

                            CERTIFICATE OF CORRECTION
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                             SBM CERTIFICATE COMPANY

The undersigned, John J. Lawbaugh (the "Incorporator"), whose address is 2 Wisconsin Circle, Seventh Floor, Chevy Chase, MD 20815, being at least eighteen
(18) years of age does hereby files this Certificate of Correction of Articles of Incorporation of SBM Certificate Company, a corporation formed under the general laws of the State of Maryland.

WHEREAS, the Incorporator is the Incorporator named in the Articles of Incorporation of SBM Certificate Company (the "Articles of Incorporation") filed for record at the State of Maryland Department of Assessments and Taxation, Charter Division, on May 25, 2000; and

WHEREAS, Article FIFTH of the Articles of Incorporation incorrectly and mistakenly stated that the par value of the shares of stock which the Corporation is authorized to issue was One Cent ($0.01) rather than the correct and intended par value of One Dollar ($1.00);

NOW THEREFORE, Article FIFTH of the Articles of Incorporation is hereby corrected, such correction being intended to be effective as of the date of incorporation, to provide that the par value of the Ten Million (10,000,000) shares of stock which the corporation shall have the authority to issue is One Dollar ($1.00) per share, such shares having an aggregate par value of Ten Million Dollars ($10,000,000.00), so that Article Fifth, as so corrected shall provide, in its entirety, as follows:

         "FIFTH:  CAPITAL STOCK.

         (A) GENERAL. The total number of shares of stock which the Corporation, by resolution or resolutions of the Board of Directors, shall have authority to issue is Ten Million (10,000,000) shares, par value of One Dollar ($1.00) per share, such shares having an aggregate par value of One Million Dollars ($1,000,000.00). All such shares are herein classified as "Common Stock," subject, however, to the authority hereinafter granted to the Board of Directors to classify or reclassify any such shares that are issued in accordance with subparagraph (B) below.

         (B) CLASSIFICATION. The Board of Directors is hereby expressly granted authority to classify or reclassify any unissued stock (whether now or hereafter authorized) from time to time by setting or changing the preferences, conversion, or other rights, voting powers, restrictions, limitations as to


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         dividends, qualifications, valuation, or terms or conditions of redemption of such shares of stock."

The Articles of Incorporation, as corrected by this instrument, are hereby ratified, integrated and confirmed.

         IN WITNESS WHEREOF, the undersigned incorporator of SBM certificate Company, who executed the foregoing Articles of Incorporation, hereby acknowledges the same to be his act on this 7th day of December, 2000.

/s/ John J. Lawbaugh                        /s/ John J. Lawbaugh
-------------------------                   -----------------------------
John J. Lawbaugh                            John J. Lawbaugh
Incorporator                                Resident Agent


WHEN RECORDED RETURN TO:

Brian P. Murphy
Griffin Griffin Tarby & Murphy, LLP
1912 Sunderland Place N.W.
Washington, DC 20036